Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEE ENTERPRISES, INCORPORATED

Lee Enterprises, Incorporated (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on January 30, 2012 (as amended by the Certificate of Amendment, filed with the Secretary of State on March 9, 2021, the “Certificate of Incorporation”).

2. Each of the first three paragraphs of Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety, respectively, as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 43,500,000, consisting of 500,000 shares of Serial Convertible Preferred Stock, without par value, 40,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 3,000,000 shares of Class B Common Stock, par value $2.00 per share (“Class B Common Stock”).

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.

The following is a statement of the designations, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of the Common Stock and the Class B Common Stock and the Serial Convertible Preferred Stock, except such thereof as the Board of Directors is herein expressly authorized to fix.

3. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

4. This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 3rd day of February 2026.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Joshua Rinehults
Name:	Joshua Rinehults
Title:	Vice President, Interim Chief Financial Officer, and Treasurer

[Signature Page to Certificate of Amendment]